Ex. 12

Form of Opinion and Consent of Dechert LLP Regarding Tax Matters

[Dechert LLP Letterhead]

June [  ], 2023

Board of Trustees
Brown Advisory Funds
Brown Advisory Sustainable Bond Fund
901 South Bond Street, Suite 400
Baltimore, Maryland 21231

Board of Trustees
Brown Advisory Funds
Brown Advisory Total Return Fund
901 South Bond Street, Suite 400
Baltimore, Maryland 21231

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Brown Advisory Total Return Fund (the “Acquired Fund”), a separate series of Brown Advisory Funds, a Delaware statutory trust (the “Trust”), and to Brown Advisory Sustainable Bond Fund (the “Acquiring Fund”), also a separate series of the Trust, and to the holders of shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shareholders”), in connection with the transfer of all of the assets, as defined in the Agreement and Plan of Reorganization (the “Plan”), dated as of April 24, 2023, executed by the Trust on behalf of each of the Acquiring Fund and the Acquired Fund, of the Acquired Fund (the “Assets”) to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares received by the Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Plan.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Registration Statement filed on Form N-14 in connection with the Reorganization, (3) facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquiring Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquired Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.  This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to the Acquired Fund and the Acquiring Fund:

1.
The acquisition by the Acquiring Fund of the Assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund followed by the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

Ex. 12

2.
The Acquired Fund will not recognize gain or loss upon the transfer of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	The Acquired Fund will not recognize gain or loss upon the distribution to the Acquired Fund Shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization.

4.
The Acquiring Fund will not recognize gain or loss upon receiving the Assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund.

5.
The adjusted basis to the Acquiring Fund of the Assets of the Acquired Fund received by the Acquiring Fund in the Reorganization will be the same as the adjusted basis of those Assets in the hands of Acquired Fund immediately before the Reorganization.

6.
The Acquiring Fund’s holding periods with respect to the Assets of the Acquired Fund received by the Acquiring Fund in the Reorganization will include the respective periods during which the Acquired Fund held those Assets (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an Asset).

7.	The Acquired Fund Shareholders will not recognize gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund shares.

8.
The aggregate basis to an Acquired Fund Shareholder of the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of the Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.
An Acquired Fund Shareholder’s holding period with respect to the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held the Acquired Fund shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.  Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Ex. 12

We hereby consent to the prospectus discussion of this opinion, the reproduction of this opinion as an exhibit to the Registration Statement on Form N-14 and any amendment thereto for use in connection with the Reorganization referred to above and to the reference to our firm and this opinion under the heading “Tax Considerations” in the Information Statement/Prospectus included in the Registration Statement.

Very truly yours,